As Filed With the Securities and Exchange Commission on May 18, 2010

Registration No. 333-154967

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Brink’s Home Security Holdings, Inc.

(Exact name of registrant as specified in its charter)

Virginia	80-0188977
(State or other jurisdiction of	(I.R.S Employer
incorporation or organization)	Identification No.)

8880 Esters Boulevard
Irving, Texas	75063
(Address of Principal Executive Offices)	(Zip Code)

BRINK’S HOME SECURITY HOLDINGS, INC.
2008 EQUITY INCENTIVE PLAN

BRINK’S HOME SECURITY HOLDINGS, INC.
NON-EMPLOYEE DIRECTORS’ EQUITY PLAN

BRINK’S HOME SECURITY HOLDINGS, INC.
KEY EMPLOYEES’ DEFERRED COMPENSATION PROGRAM
(Full title of the plan)

John S. Jenkins, Jr.
Vice President and Secretary of Barricade Merger Sub, Inc.

(as the successor company to Brink’s Home Security Holdings, Inc.)

c/o Tyco International Management Company, Inc.

9 Roszel Road

Princeton, New Jersey 08540
(609) 720-4200

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Alan M. Klein, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-8, File No. 333-154967 (the “Registration Statement”) of Brink’s Home Security Holdings, Inc., a Virginia corporation (the “Company”), which was filed with the Securities and Exchange Commission (the “Commission”) and became effective on November 3, 2008.  The Registration Statement registered 2,710,000 shares of the Company’s common stock, no par value (the “Common Stock”), for issuance pursuant to the Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan, the Brink’s Home Security Holdings, Inc. Non-Employee Directors’ Equity Plan and the Brink’s Home Security Holdings, Inc. Key Employees’ Deferred Compensation Program (collectively, the “Plans”).

On May 14, 2010, the Company completed its merger (the “Merger”) with Barricade Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Tyco International Ltd. (“Tyco”), whereby the Company merged with and into Merger Sub with Merger Sub continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Tyco. The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of January 18, 2010, as amended, by and among the Company, Tyco, Merger Sub, and, solely for the purposes stated therein, ADT Security Services, Inc., a wholly owned subsidiary of Tyco.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement.  In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but remaining unsold under the Registration Statement, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on May 18, 2010.

Barricade Merger Sub, Inc.,
as the successor company to Brink’s Home
Security Holdings, Inc.

By:	/s/ Christopher J. Coughlin
Christopher J. Coughlin
Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on May 18, 2010.

Signature	Title	Date

/s/ Edward D. Breen	President
Edward D. Breen	(Principal Executive Officer)	May 18, 2010

/s/ Carol A. Davidson	Vice President	May 18, 2010
Carol A. Davidson	(Principal Financial and Accounting Officer)

/s/ Andrea Goodrich	Director	May 18, 2010
Andrea Goodrich

/s/ John S. Jenkins Jr.	Director	May 18, 2010
John S. Jenkins Jr.

/s/ Arun Nayar	Director	May 18, 2010
Arun Nayar

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